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                                                               EXHIBIT (12)



          COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
      EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND
                               REQUIREMENTS


                                                          Twelve
                                                       Months Ended
                                                      September 30,
                                                           1997
Income before provision for income taxes and fixed       $52,767,534
charges (Note A)

Fixed charges:
  Interest on first mortgage bonds                       $15,357,870
  Amortization of debt discount and expense less             884,630
premium
  Interest on short-term debt                              1,053,597
  Other interest                                             326,201
  Rental expense representative of an interest factor        161,612
(Note B)

    Total fixed charges                                   17,783,910

Preferred stock dividend requirements:
  Preferred stock dividend requirements not                2,338,304
deductible for tax purposes
  Ratio of income before provision for incomes taxes           1.527
to net income

  Nondeductible dividend requirements                      3,570,590
  Deductible dividends                                        78,036

    Total preferred stock dividend requirements            3,648,626

Total combined fixed charges and preferred stock
dividend                                                 $21,432,536
  requirements

Ratio of earnings to fixed charges                             2.97X

Ratio of earnings to combined fixed charges and
preferred stock
  dividend requirements                                        2.46x



<FOOTNOTE>
NOTE A: For the purpose of determining earnings in the calculation of the ratio, net income has been increased by the provision for income taxes, non-operating income taxes and by the sum of fixed charges as shown above.

NOTE B: One-third of rental expense (which approximates the interest factor).
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